Exhibit 4.5
PROXY
for
COMMON STOCK OF AEROVIRONMENT, INC.
The undersigned hereby appoints Paul B. MacCready as the Proxy of the undersigned to attend and vote at all shareholder meetings or to take any other action authorized by a shareholder on behalf of the undersigned.
This Proxy shall be effective until revoked in written form by the undersigned.

1/14/93	/s/ Tyler MacCready

Date	Tyler MacCready
NUMBER OF SHARES OF COMMON STOCK –2,850–